UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 18, 2006 (August 8, 2006)

DataLogic International, Inc.

(Exact name of registrant as specified in its charter)

Delaware

Delaware                                 0-30382                               33-0755473

(State or other jurisdiction of incorporation)  (Commission File Number)            (I.R.S. Employer Identification No.)

18301 Von Karman Ave, Suite 250, Irvine, California 92612

(Address of principal executive offices)

(949) 260-0120

(Registrant's telephone number)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.  Creation of a Direct Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

As previously disclosed in a Current Report on Form 8-K filed on September 1, 2006, DataLogic International, Inc.’s (“DataLogic”) wholly owned subsidiary, DataLogic Consulting, Inc. (“DCI”) received deposits totaling $550,000 during the period from August 8, 2006 through August 21, 2006.   DataLogic has determined, based on representations from the individuals involved, that the deposits were advanced on behalf of Derek K. Nguyen, DataLogic’s Chief Information Officer and a member of its Board of Directors, and Keith D. Nguyen, DataLogic’s Chief Financial Officer and a member of its Board of Directors.  The funds were used to meet DataLogic’s August 2006 payroll obligations and August 2006 principal and interest payment to Laurus Master Fund, Ltd.    DCI required the funding due to unanticipated delays in its collection of accounts receivable.  DCI is working to improve the collection of its accounts receivable.

DataLogic has entered into a promissory note with each of Derek K. Nguyen and Keith D. Nguyen (in the amount of $250,000, $300,000, respectively) to evidence the deposits (collectively, the “Officer Loans”).  The Officer Loans are unsecured, are subordinated to the DataLogic’s senior secured indebtedness, are non-transferable and bear interest at 6% per annum.  All amounts advanced under the Officer Loans are due and payable in monthly installments beginning October 8, 2006 through August 17, 2007.

DataLogic granted the investors in its May 2006 private placement of common stock certain "most favored nations" rights. Specifically, during the 12-month period after the closing of the private placement, if DataLogic or a subsidiary consummates another financing of common stock, common stock equivalents or debt securities, the investors have the right to exchange any remaining shares that they purchased in the private placement for the securities offered in the new financing.  DataLogic did not extend "most favored nations" rights to the May 2006 private placement investors in connection with the Officer Loans.    If DataLogic’s entry into the Officer Loans is determined to have triggered the May 2006 private placement investors’ "most favored nations" rights, DataLogic would be obligated to exchange up to 8,125,000 shares of common stock issued in the private placement for up to $1.625 million in promissory notes having the same terms and conditions as the Officer Loans.  Any such exchange would have a material adverse effect on DataLogic’s financial condition and the value of any investment in DataLogic’s common stock.

Item 8.01.  Other Events

On September 5, 2006, Laurus Master Fund, Ltd. (“Laurus”) placed a hold on DataLogic’s access to funds held in the “lockbox” account through which DataLogic receives payment of its accounts receivable.  Approximately $454,000 has been redirected from the “lockbox” to Laurus and applied as prepayments to the outstanding note.  Laurus’s action was based on the previously disclosed default notice received by DataLogic from Laurus.   DataLogic believes it received the notice as a result of DataLogic’s Current Report on Form 8-K that was filed on September 1, 2006.  Without access to funds in the “lockbox” account, DataLogic does not have sufficient funds to meet its payroll obligations to employees or otherwise support its operations.

On September 15, 2006, DataLogic and its subsidiaries began notifying employees that they would not be able to meet their payroll obligations.  As of September 15, 2006, DataLogic and its subsidiaries owed approximately $480,000 in outstanding payroll obligations.  The inability of DataLogic and its subsidiaries to pay these amounts may result in the employees terminating their relationship with DataLogic and its subsidiaries and/or pursuing legal remedies.

Since DataLogic’s business is dependent on the ongoing services provided to customers by its employees, a material loss of its employee base may result in the inability of the company and its subsidiaries to meet their obligations to customers, the loss of key customer relationships and revenue, and claims for breach of contractual obligations.

Item 9.01.  Financial Statements and Exhibits

Exhibit No.

Description

10.1

Promissory Note (with Addendum A and Addendum B) with Derek K. Nguyen

10.2

Promissory Note (with Addendum A, Addendum B and Addendum C) with Keith D. Nguyen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 18, 2006

DATALOGIC INTERNATIONAL, INC.

a Delaware corporation

By: /s/ Keith C. Moore

Name: Keith C. Moore

By: /s/ Keith Nguyen

Name: Keith Nguyen

Title: Chief Financial Officer and Director

By: /s/ Derek Nguyen

Name: Derek Nguyen

Title: Director

Title: Chief Executive Officer

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